Maine Public Service Company Explores Merchant Line

PRESQUE ISLE, ME -- (Marketwire - January 29, 2010) - Maine Public Service Company (MPS), a subsidiary of Maine & Maritimes Corporation (NYSE Amex: MAM), is exploring the development of an electric 345 kV transmission solution for northern Maine as a privately funded merchant line. The project contemplates 26 miles of transmission from Houlton, Maine to Haynesville, Maine, linking Maine Public Service to the New England electric power grid and interconnecting wind generation in northern Maine.

This project allows MPS to remain in the New Brunswick Balancing Authority, eliminating the impact on northern Maine ratepayers associated with MPS joining ISO-New England. The project also improves northern Maine's access to competitive energy resources, resolving the lack of market liquidity that has plagued the region, provides northern Maine generators a direct path to the New England market, and promotes renewable development in Aroostook County.

MPS submitted an application to ISO-NE on January 22nd to initiate an electrical study for this project.

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-G = General release

For More Information Contact:
Virginia R. Joles
Director of Communications
Board Relations and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com